Exhibit 5.3

ROBERTS & HOLLAND LLP
(212) 903-8700

November 21, 2005

Tower Semiconductor Limited
Ramat Gavriel Industrial Park
Post Office Box 619
Migdal Haemek
23105 Israel

Ladies and Gentlemen:

        We have acted as special U.S. tax counsel to Tower Semiconductor Limited (the “Company”) in connection with the preparation of the prospectus included in registration statement no. 333-126909 and filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Prospectus”) with respect to the distribution by the Company of rights (the “Rights”) to purchase debentures convertible into its ordinary shares (the “Convertible Debentures”). All other defined terms used herein shall have the meaning ascribed in the Prospectus.

        In rendering the opinion set forth below, we have examined and are relying on the factual statements set forth in the Prospectus.

        Based upon the foregoing, and in reliance thereon and subject to the limitations set forth herein and in the portion of the Prospectus captioned “United States Tax Considerations,” the legal conclusions as to United States federal income tax consequences set forth in that portion of the Prospectus are the opinion of this firm. We have not verified, and express no opinion with respect to, any of the factual matters set forth in the Prospectus, including, without limitation, the Company’s current or accumulated earnings and profits at any time during the taxable year or the likelihood that the Convertible Debentures will or will not be redeemed prior to maturity. We also express no opinion as to whether the Company may be classified, currently or in the future, as a passive foreign investment company.

Tower Semiconductor Limited	November 21, 2005

        The opinion herein is limited to the Federal income tax laws of the United States as of the date hereof, and we express no opinion as to the effect on the matters covered by this opinion of the laws of any state (or subdivision thereof) or foreign country. This opinion letter shall not be construed as or deemed to be a guaranty or insuring agreement. We express no opinion on any matter other than the matters set forth in the preceding paragraph. Any change in applicable law or in the facts or documents on which our opinion is based or any inaccuracy of the representations or assumptions on which we have relied may affect the validity of the foregoing opinion. Our conclusion is based on the Code and administrative and judicial guidance and interpretations promulgated thereunder or applicable thereto, all as in effect on the date hereof or as assumed to apply as described herein. The Code, Regulations promulgated by the Treasury Department, and interpretations of the courts and the Internal Revenue Service are subject to change at any time, and, in some circumstances, with retroactive effect. Any such change after the date of this letter could affect our opinion herein. This firm undertakes no obligation to update this letter after the effective date of the Registration Statement in the event of a change in the legal authorities, facts, or documents on which our opinion is based or of any inaccuracy of the representations or assumptions on which we have relied in rendering this opinion. An opinion of counsel represents only counsel’s best legal judgment and has no binding effect or official status of any kind. No assurance can be given that contrary positions may not be taken by the Internal Revenue Service or that a court considering the issues would not hold otherwise.

        We have acted as counsel solely to the Company. This opinion may be relied upon only by the Company and holders of Rights, Convertible Debentures, and ordinary shares received upon conversion of the Convertible Debentures. We consent to being named in the Prospectus and to the filing of this opinion as an exhibit to the Prospectus. This opinion may not be used or relied upon by any person other than the Company and holders of Rights, Convertible Debentures, and ordinary shares received upon conversion of the Convertible Debentures and may not otherwise be disclosed, quoted, filed with a governmental agency, or referred to without our prior written consent.

Very truly yours, /s/ ROBERTS & HOLLAND LLP